Exhibit 4

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT (“Amendment”) is made as of this 30th day of June, 2010, by and between WELLS FARGO BANK NATIONAL ASSOCIATION acting through its Wells Fargo Business Credit operating division (the “Lender”) and MGP INGREDIENTS, INC., a Kansas corporation (the “Borrower”).  This Amendment amends that certain Credit and Security Agreement between Borrower and Lender dated July 21, 2009, as amended by a Consent and Release dated August 19, 2009, a Consent and Release dated December 21, 2009, a Consent dated December 31, 2009 and a Consent dated February 2, 2010 (as further modified, amended and restated, the “Credit Agreement”).

PRELIMINARY STATEMENTS

WHEREAS, Borrower has requested and Lender has agreed to modify the Credit Agreement to (i) defer the payment of minimum interest otherwise required to be paid to Lender, (ii) permit certain additional Capital Expenditures by Borrower, (iii) consent to the payment of certain salaries and other compensation by Borrower and (iv) further modify the Credit Agreement pursuant to the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Borrower and Lender hereby modify, amend and supplement the Credit Agreement and Loan Documents as follows:

AGREEMENT

1.             Recitals.  The preliminary statements set forth above are accurate, represent the intent of the parties hereto and are incorporated herein by reference.  Unless otherwise defined in this Amendment, capitalized terms used herein will have the same meaning in this Amendment as set forth in the Credit Agreement.

2.             Credit Agreement Modifications.  The Credit Agreement is hereby amended as follows:

A.            Projections.  Section 6.1(d) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

(d)           Projections.  No later than (i) July 31, 2010 for the Borrower’s fiscal year ending June 30, 2011 and (ii) June 30 prior to each fiscal year thereafter, the Borrower’s projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail.  Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

B.            Capital Expenditures.  Section 6.2(c) of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

(c)           Capital Expenditures.  The Borrower will not incur or contract to incur Capital Expenditures of more than $4,500,000 in the aggregate during any fiscal year, provided that for the purpose of this Section 6.2(c), Capital Expenditures shall not include expenditures made by Borrower for the replacement/and or upgrade of the Borrower’s existing water-cooling plant.

C.            Salaries; Stock Incentive Compensation.  Section 6.8 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:

6.8           Salaries; Stock Incentive Compensation.  The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, except in accordance with Schedule 6.8 or 6.8A, or pay any such increase from any source other than profits earned in the year of payment.  The Borrower may make awards of stock in the Borrower to its Officers, Directors or other employees as compensation in accordance with Schedule 6.8 or 6.8B provided no Borrower Default has occurred or would occur as a result of any such issuances.

3.             Consent to Payment of Certain Non-Permitted Compensation.  Section 6.8 of the Credit Agreement generally prohibits Borrower from paying excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, except in accordance with Schedule 6.8 or 6.8A.  Borrower has requested that Lender consent to the Borrower implementing certain salary increases notwithstanding Section 6.8 of the Credit Agreement.  Upon the effectiveness of this Amendment, Lender hereby consents to the Borrower increasing the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant by up to $255,000 in the aggregate in addition to any increases otherwise permitted by the Credit Agreement.

4.             Deferral of Payment of Minimum Interest Deficiency.  Notwithstanding anything contained in the Credit Agreement to the contrary, the Lender and Borrower agree that the payment required to be paid by Borrower pursuant to Section 2.6(c) of the Credit Agreement which is the deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.6(a) of the Credit Agreement for the Loan Year ending in 2010 (the “2010 Deficiency”), is hereby deferred and the 2010 Deficiency is hereby added to the Minimum Interest Charge required to be paid for the Loan Year ending in 2011.

5.             Expenses.  Immediately upon request, Borrower shall pay all expenses and costs of Lender (including, without limitation, the attorney fees of counsel for Lender and expenses of counsel for Lender) in connection with the preparation, negotiation, execution and approval of this Amendment and any and all other documents, instruments and things contemplated hereby, whether or not such transactions are consummated, together with all other expenses and costs incurred by Lender chargeable to Borrower pursuant to the terms of the Credit Agreement which are unpaid at such time.

6.             Ratification; Estoppel; Reaffirmation.

(a)            Borrower does hereby reaffirm the Credit Agreement and other Loan Documents, and ratify the Credit Agreement and other Loan Documents, as amended, modified and supplemented.

(b)           Borrower does hereby reaffirm to Lender each of the representations, warranties, covenants and agreements set forth in the Credit Agreement and the other Loan Documents with the same force and effect as if each were separately stated herein and made as of the date hereof to Lender.

(c)            The Borrower further represents and warrants that, as of the date hereof, there are no counterclaims, defenses or offsets of any nature whatsoever to the Loans or any of the Loan Documents and that, as of the date hereof no default has occurred or exists under any of the Loan Documents.

(d)           Borrower does hereby ratify, affirm, reaffirm, acknowledge, confirm and agree that the Credit Agreement and other Loan Documents, as amended, modified and supplemented hereby by this Amendment, represent the valid, enforceable and collectible obligations of Borrower.

7.             Release.  Borrower does hereby release, remise, acquit and forever discharge Lender and Lender’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporation, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all action and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Amendment, the Loan Agreement and the Other Agreements (all of the foregoing hereinafter called the “Released Matters”).  Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Borrower represents and warrants to Lender that it has not purported to transfer, assign or otherwise convey any right, title or interest of Borrower in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

8.             Governing Law.  The terms and conditions of this Amendment, the Credit Agreement and all of the other Loan Documents shall be governed by the applicable laws of the State of Minnesota.

9.             Counterparts.  This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

10.           No Cancellation.  This Amendment evidences the same indebtedness as evidenced by the Credit Agreement and other Loan Documents (as modified hereby).  This Amendment is secured by the Collateral as provided in the Credit Agreement including all amendments and modifications thereto.  All future advances made to the Borrower or the Guarantors in the good faith judgment of the lender for the purpose of protecting Lender’s interests in the collateral will also be secured by this Amendment.  This Amendment is an extension, modification and amendment of the prior documents and the execution hereof does not evidence a cancellation of the indebtedness evidenced by the prior documents.

11.           Entire Agreement.    The following notice is included in compliance with K.S.A. 16-117 and K.S.A. 16-118:

“THIS WRITTEN AGREEMENT IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE PARTIES HERETO AS THE SAME EXISTS TODAY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE PARTIES HERETO.  THE FOLLOWING SPACE (WHICH THE PARTIES HERETO AGREE IS SUFFICIENT SPACE) IS PROVIDED FOR THE PLACEMENT OF NONSTANDARD TERMS, IF ANY (IF THERE ARE NO NONSTANDARD TERMS TO BE ADDED, STATE “NONE”):

NONE

BY SIGNING BELOW, THE PARTIES HERETO HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEMSELVES WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN CREDIT AGREEMENT.

12.           WAIVER OF JURY TRIAL.  LENDER AND BORROWER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AMENDMENT.  THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER ACKNOWLEDGES THAT NEITHER LENDER NOR ANY PERSON ACTING ON BEHALF OF LENDER OR ANY LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT.  BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAVE THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AMENDMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.  BORROWER FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.

100 Commercial Street	MGP INGREDIENTS, INC.
Atchison, KS 66002	a Kansas corporation
Telecopier: (913) 360-5661

Attention: Dick Larson	By:	/s/ Don Tracy
e-mail: dick.larson@mgpingredients.com	Name:	Don Tracy
	Its:	CFO

Wells Fargo Bank, National Association	WELLS FARGO BANK,
Wells Fargo Business Credit	NATIONAL ASSOCIATION
MAC N9312-040
109 South 7th Street, 4th Floor
Minneapolis, MN 55402	By:	/s/ Becky A. Koehler
Telecopier: (612) 341-2472		Becky A. Koehler, Vice President
Attention: Becky A. Koehler
e-mail: becky.a.koehler@wellsfargo.com